FOR IMMEDIATE RELEASE
Limbach Holdings Reports Fourth Quarter and Fiscal Year 2022 Results
Continued Growth in Owner Direct Relationships (“ODR”) Segment Revenue; Up 63.7% compared to the 4th Quarter of 2021
Consolidated Gross Margin for the Quarter was 20.4% and for the Year 18.9%
ODR Segment Accounted for Approximately 58.8% of Consolidated Gross Profit for FY 2022

Conference Call Scheduled for 9:00 am ET on March 9, 2023
WARRENDALE, PA – March 8, 2023 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the year ended December 31, 2022. The Company reported consolidated revenue of $496.8 million, with the ODR segment revenue accounting for 43.6% of the consolidated total, up from 28.6% in the comparable period. Net income for the full year was $6.8 million, with diluted EPS of $0.64. Adjusted EBITDA was $31.8 million, up 36.5% from $23.3 million in fiscal year 2021.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “We delivered a strong 4th quarter which resulted in Adjusted EBITDA for FY 2022 that exceeded the higher end of our guidance for the year, despite a modestly lower top line. In addition, we resolved one of our outstanding claims during the quarter and expect to receive cash of approximately $10 million during the first half of 2023 as a result of this claim resolution.”
Mr. Bacon continued, “Several years ago, we embarked on a strategic shift in our business, centered on further developing and expanding relationships with building owners, coupled with a focus on higher quality GCR revenues. The ultimate goal of that shift was to improve our return on capital, overall profitability, and cash flow. We believe our results illustrate that we are executing on that plan and gaining continued momentum towards this goal. I'm extremely pleased to be stepping away from Limbach with the Company in its current position and with our focus on quality of earnings driven through our revised strategy. My enthusiasm for the leadership team is well known, and I could not be happier to have Mike McCann assume the job of CEO.”
Mike McCann, Limbach’s Chief Operating Officer and incoming Chief Executive Officer added, “With Charlie’s leadership and support, we've spent the past three years redefining Limbach. I'm excited to be tasked with leading our company as we solidify and expand our customer-focused platform. Our Q4 and FY 2022 results continued the trend of improving profitability coupled with strong cash flow. That success has enabled us to report a stronger balance sheet, providing additional flexibility in our capital allocation plan, whether it is the pursuit of targeted acquisitions, or our recently completed share repurchase program. We are in the early innings of maximizing many of our customer relationships and as we do so, I look forward to our continued success.”

The following are results for the three months ended December 31, 2022, compared to the three months ended December 31, 2021:
•Consolidated revenue was $143.5 million, an increase of 13.1% from $126.8 million. ODR segment revenue of $64.0 million increased by $24.9 million, or 63.7%, while GCR segment revenue of $79.5 million was down $8.3 million, or 9.4%. The Company continued its strategic focus on expanding the ODR segment’s contribution to the business and improving GCR project execution and profitability by pursuing GCR opportunities that were smaller in scope and lower in contract value, shorter in duration, and where the Company can leverage its captive design and engineering services.
•Gross margin slightly increased to 20.4%, up from 20.1%. On a dollar basis, total gross profit was $29.2 million, compared to $25.5 million. ODR gross profit increased $6.2 million, or 55.2%, due to an increase in revenue, despite a lower margin of 27.0% versus 28.5% driven by project mix. GCR gross profit decreased $2.5 million, or 17.1%, largely reflecting lower revenue at a lower margin. GCR gross margin declined to 15.0% from 16.4%.
•SG&A expense increased approximately $3.0 million, to $21.8 million, compared to $18.8 million. The increase was primarily related to the addition of the SG&A costs for the entities acquired in the Jake Marshall transaction and an increase in an estimated loss contingency accrual, partially offset by a decrease in professional fees. As a percent of revenue, SG&A expense was 15.2%, up from 14.8%.
•Interest expense, net was $0.6 million compared to $0.4 million. This increase was due to higher interest rates on outstanding debt despite a lower overall outstanding debt balance year-over-year.
•Net income was $3.8 million as compared to $4.3 million. Diluted income per share was $0.35 as compared to $0.41. Both net income and diluted earnings per share were impacted during the current year by certain restructuring charges and other costs that are not included in the prior periods as outlined in the Reconciliation of Net Income to Adjusted EBITDA table.
•Adjusted EBITDA was $11.6 million as compared to $9.5 million, an increase of 21.2%. Adjusted EBITDA for the three months ended December 31, 2022 included adjustments for certain restructuring and other costs that are not included in the prior periods.
The following are results for the year ended December 31, 2022, compared to the year ended December 31, 2021:
•Consolidated revenue was $496.8 million, an increase of 1.3% from $490.4 million. ODR segment revenue of $216.4 million increased by $76.1 million, or 54.2%, while GCR segment revenue of $280.4 million decreased by $69.6 million, or 19.9%. The Company continued its strategic focus on expanding the ODR segment’s contribution to the business and improving GCR project execution and profitability by pursuing GCR opportunities that were smaller in scope and lower in contract value, shorter in duration, and where the Company can leverage its captive design and engineering services.
•Gross margin increased to 18.9%, up from 17.5%. On a dollar basis, total gross profit was $93.7 million, compared to $85.9 million. ODR gross profit increased $14.6 million, or 36.1%, due to an increase in revenue, despite a lower margin of 25.5% versus 28.9% driven by project mix and timing. GCR gross profit decreased $6.8 million, or 14.9%, largely reflecting lower revenue despite a higher margin. GCR gross margin increased to 13.8% from 13.0%.

•SG&A expense increased approximately $6.4 million, to $77.9 million, compared to $71.4 million. The increase in SG&A was primarily due to costs incurred by the entities acquired in the Jake Marshall transaction, an increase in travel and entertainment expense, and an increase in an estimated loss contingency accrual, partially offset by a decrease in professional fee expenses, coupled with other various immaterial decreases to SG&A. As a percent of revenue, SG&A expense was 15.7%, up from 14.6%.
•Interest expense, net, was $2.1 million compared to $2.6 million. The reduction in interest expense was due to the refinancing of the higher interest rate debt with a lower interest rate debt instrument as a result of the 2021 debt refinancing and the Amended and Restated Wintrust Agreement, coupled with a lower overall outstanding debt balance year-over-year.
•Net income for the year was $6.8 million as compared to $6.7 million. Diluted income per share was $0.64 as compared to $0.66. Both net income and diluted earnings per share were impacted by certain restructuring charges and other costs that are not included in the prior periods as outlined in the Reconciliation of Net Income to Adjusted EBITDA table.
•Adjusted EBITDA was $31.8 million as compared to $23.3 million, an increase of 36.5%. Adjusted EBITDA for the year ended December 31, 2022 included adjustments for certain restructuring and other costs that are not included in the prior periods.
•Net cash provided by operating activities was $35.4 million for the year ended December 31, 2022 as compared to net cash used in operating activities of $24.2 million. The increase in operating cash flows was primarily attributable to an increase in our net overbilled position as of December 31, 2022 and timing of payments.
Balance Sheet
At December 31, 2022, we had cash and cash equivalents of $36.0 million. We had current assets of $226.0 million and current liabilities of $159.1 million at December 31, 2022, representing a current ratio of 1.42x compared to 1.49x at December 31, 2021. Working capital was $66.9 million at December 31, 2022, an increase of $3.7 million from December 31, 2021. At December 31, 2022, we had no borrowings against our revolving credit facility, other than for standby letters of credit totaling $3.2 million, and carried a term loan balance of $21.5 million. For the year ended December 31, 2022, the Company made principal payments of $13.4 million, consisting of monthly installment payments of $0.6 million, an Excess Cash Flow payment of $3.3 million and total Net Claim Proceeds payments of $2.7 million.
Common Stock Repurchase Program
As previously announced, in September 2022 the Company authorized a common stock repurchase program in an effort to return value to its stockholders. Under this program, the Company was authorized to repurchase up to $2.0 million of its outstanding common stock. The share repurchase authority was valid for one-year through September 29, 2023. As of December 31, 2022, the Company had repurchased 179,652 shares of common stock for a total cost of approximately $2.0 million, which was funded from the Company’s available cash on hand. The shares repurchased as of December 31, 2022 constituting approximately $2.0 million represent the full authority of the program and therefore as of December 31, 2022 the common stock repurchase program announced in September 2022 was substantially completed. The Company, led by its Board of Directors as part of the Board’s role in providing oversight related to capital allocation, plans, subject to legal, contractual or other considerations, to continue to evaluate and potentially explore future repurchase authorizations, if and when appropriate. The exact number of shares to be repurchased by the Company or the amount of the repurchase authorization are not guaranteed. Any repurchase authorization and the terms of such authorization would be disclosed in the future through appropriate press releases and/or filings with the Securities Exchange Commission. Any such program authorized by the Company, if any, may be suspended, modified, or discontinued, in whole or in part, at any time without prior notice.
2023 Guidance
The Company has provided initial 2023 full year guidance, as summarized in the table below.

Revenue	$490 million - $520 million
Adjusted EBITDA	$33 million - $37 million
Conference Call Details
Date:     Thursday, March 9, 2023
Time:     9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     877-407-6176
International callers:    201-689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Vv01rElU. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm with expertise in the design, prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning ("HVAC"), mechanical, electrical, plumbing and controls systems. With over 1,500 team members and 17 offices located throughout the United States, we partner with institutions with mission-critical infrastructures, such as data centers and healthcare, industrial & light manufacturing, cultural & entertainment, higher education, and life science facilities. With Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and indispensable partner for building owners, construction managers, general contractors, and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

(in thousands, except share and per share data)	For the Quarter Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Revenue	$143,483	$126,811	$496,782	$490,351
Cost of revenue	114,256	101,283	403,041	404,441
Gross profit	29,227	25,528	93,741	85,910
Operating expenses:
Selling, general and administrative	21,766	18,757	77,879	71,436
Change in fair value of contingent consideration	1,134	—	2,285	—
Amortization of intangibles	383	189	1,567	484
Total operating expenses	23,283	18,946	81,731	71,920
Operating income	5,944	6,582	12,010	13,990
Other (expense) income:
Interest expense, net	(633)	(428)	(2,144)	(2,568)
Loss on early termination of operating lease	—	—	(849)	—
Loss on debt extinguishment	—	—	—	(1,961)
Gain on change in fair value of interest swap	12	—	310	—
Gain on disposition of property and equipment	19	43	281	2
Gain on change in fair value of warrant liability	—	—	—	14
Total other expenses	(602)	(385)	(2,402)	(4,513)
Income before income taxes	5,342	6,197	9,608	9,477
Income tax provision	1,534	1,919	2,809	2,763
Net income	$3,808	$4,278	$6,799	$6,714

Earnings Per Share (“EPS”)
Net income per share:
Basic	$0.37	$0.42	$0.65	$0.67
Diluted	$0.35	$0.41	$0.64	$0.66
Weighted average number of shares outstanding:
Basic	10,411,611	10,301,389	10,425,119	10,013,117
Diluted	10,888,777	10,520,818	10,676,534	10,231,637

LIMBACH HOLDINGS, INC.
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$36,001	$14,476
Restricted cash	113	113
Accounts receivable (net of allowance for doubtful accounts of $234 and $263 as of December 31, 2022 and 2021, respectively)	124,442	89,327
Contract assets	61,453	83,863
Advances to and equity in joint ventures, net	12	12
Income tax receivable	95	114
Other current assets	3,874	5,001
Total current assets	225,990	192,906

Property and equipment, net	18,224	21,621
Intangible assets, net	15,340	16,907
Goodwill	11,370	11,370
Operating lease right-of-use assets	18,288	20,119
Deferred tax asset	4,829	4,330
Other assets	515	259
Total assets	$294,556	$267,512

LIABILITIES
Current liabilities:
Current portion of long-term debt	$9,564	$9,879
Current operating lease liabilities	3,562	4,366
Accounts payable, including retainage	75,122	63,840
Contract liabilities	44,007	26,712
Accrued income taxes	1,888	501
Accrued expenses and other current liabilities	24,942	24,444
Total current liabilities	159,085	129,742
Long-term debt	21,528	29,816
Long-term operating lease liabilities	15,643	16,576
Other long-term liabilities	2,858	3,540
Total liabilities	199,114	179,674
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, $1,000,000 shares authorized, no shares issued and outstanding ($0 redemption value)	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 10,471,410 and 10,304,242, respectively; 10,291,758 and 10,304,242 outstanding, respectively	1	1
Additional paid-in capital	87,809	85,004
Treasury stock, at cost (179,652 and — shares, respectively)	(2,000)	—
Retained earnings	9,632	2,833
Total stockholders’ equity	95,442	87,838
Total liabilities and stockholders’ equity	$294,556	$267,512

LIMBACH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$6,799	$6,714
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	8,158	5,948
Noncash operating lease expense	4,260	4,268
Provision for doubtful accounts	292	198
Stock-based compensation expense	2,742	2,601
Loss on early debt extinguishment	—	1,961
Loss on early termination of operating lease	849	—
Amortization of debt discount and issuance costs	138	280
Deferred income tax provision	(499)	1,757
Gain on change in fair value of warrant liability	—	(14)
Gain on sale of property and equipment	(281)	(2)
Gain on change in fair value of interest rate swap	(310)	—
Loss on change in fair value of contingent consideration	2,285	—
Changes in operating assets and liabilities:
Accounts receivable	(35,407)	3,408
Contract assets	22,410	(15,054)
Other current assets	1,128	(555)
Accounts payable, including retainage	11,282	(5,578)
Contract liabilities	17,296	(20,399)
Income tax receivable	19	(114)
Accrued income taxes	1,387	(1,170)
Accrued expenses and other current liabilities	(2,934)	(706)
Operating lease liabilities	(4,133)	(4,083)
Other long-term liabilities	(108)	(3,693)
Net cash provided by (used in) operating activities	35,373	(24,233)
Cash flows from investing activities:
Proceeds from sale of property and equipment	498	467
Jake Marshall Transaction, net of cash acquired	—	(18,977)
Advances to joint ventures	—	(2)
Purchase of property and equipment	(993)	(791)
Net cash used in investing activities	(495)	(19,303)
Cash flows from financing activities:
Proceeds from Wintrust and A&R Wintrust Term Loans	—	40,000
Payments on Wintrust and A&R Wintrust Term Loans	(13,429)	(5,119)
Proceeds from A&R Wintrust Revolving Loan	15,194	—
Payment on A&R Wintrust Revolving Loan	(15,194)	—
Payments on 2019 Refinancing Term Loan	—	(39,000)
Proceeds from financing transaction	5,400	—

Payments on financing liability	(49)	—
Prepayment penalty and other costs associated with debt extinguishment	—	(1,376)
Proceeds from sale of common stock	—	22,773
Repurchase of common stock under Share Repurchase Program	(2,000)	—
Proceeds from exercise of warrants	—	1,989
Payments on finance leases	(2,734)	(2,623)
Proceeds from contributions to employee stock purchase plan	309	323
Taxes paid related to net-share settlement of equity awards	(417)	(459)
Payments of debt issuance costs	(433)	(643)
Net cash (used in) provided by financing activities	(13,353)	15,865
Increase (decrease) in cash, cash equivalents and restricted cash	21,525	(27,671)
Cash, cash equivalents and restricted cash, beginning of year	14,589	42,260
Cash, cash equivalents and restricted cash, end of year	$36,114	$14,589

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Earnout Payments associated with the Jake Marshall Transaction	$—	$3,089
Right of use assets obtained in exchange for new operating lease liabilities	—	5,417
Right of use assets obtained in exchange for new finance lease liabilities	2,634	1,296
Right of use assets disposed or adjusted modifying operating leases liabilities	2,455	219
Right of use assets disposed or adjusted modifying finance leases liabilities	(77)	—
Interest paid	2,005	2,549
Cash paid for income taxes	$1,979	$2,290

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$79,458	55.4%	$87,711	69.2%	$(8,253)	(9.4)%
ODR	64,025	44.6%	39,100	30.8%	24,925	63.7%
Total revenue	143,483	100.0%	126,811	100.0%	16,672	13.1%

Gross profit:
GCR(1)	11,922	15.0%	14,375	16.4%	(2,453)	(17.1)%
ODR(2)	17,305	27.0%	11,153	28.5%	6,152	55.2%
Total gross profit	29,227	20.4%	25,528	20.1%	3,699	14.5%

Selling, general and administrative:
GCR(1)	11,290	14.2%	9,788	11.2%	1,502	15.3%
ODR(2)	9,714	15.2%	8,384	21.4%	1,330	15.9%
Corporate	762	0.5%	585	0.5%	177	30.3%
Total selling, general and administrative	21,766	15.2%	18,757	14.8%	3,009	16.0%
Change in fair value of contingent consideration (Corporate)	1,134	0.8%	—	—%	1,134	100.0%
Amortization of intangibles (Corporate)	383	0.3%	189	0.1%	194	102.6%
Total operating income	$5,944	4.1%	$6,582	5.2%	$(638)	(9.7)%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

	Year Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2022		2021		$	%
Statement of Operations Data:
Revenue:
GCR	$280,379	56.4%	$350,015	71.4%	$(69,636)	(19.9)%
ODR	216,403	43.6%	140,336	28.6%	76,067	54.2%
Total revenue	496,782	100.0%	490,351	100.0%	6,431	1.3%

Gross profit:
GCR(1)	38,622	13.8%	45,409	13.0%	(6,787)	(14.9)%
ODR(2)	55,119	25.5%	40,501	28.9%	14,618	36.1%
Total gross profit	93,741	18.9%	85,910	17.5%	7,831	9.1%

Selling, general and administrative:
GCR(1)	36,332	13.0%	37,558	10.7%	(1,226)	(3.3)%
ODR(2)	38,805	17.9%	31,277	22.3%	7,528	24.1%
Corporate	2,742	0.6%	2,601	0.5%	141	5.4%
Total selling, general and administrative	77,879	15.7%	71,436	14.6%	6,443	9.0%
Change in fair value of contingent consideration (Corporate)	2,285	0.5%	—	—%	2,285	100.0%
Amortization of intangibles (Corporate)	1,567	0.3%	484	0.1%	1,083	223.8%
Total operating income	$12,010	2.4%	$13,990	2.9%	$(1,980)	(14.2)%

(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2022	2021	2022	2021
Net income	$3,808	$4,278	$6,799	$6,714

Adjustments:
Depreciation and amortization	1,985	1,595	8,158	5,948
Interest expense, net	633	428	2,144	2,568
Non-cash stock-based compensation expense	762	585	2,742	2,601
Loss on early debt extinguishment	—	—	—	1,961
Change in fair value of interest rate swap	(12)	—	(310)	—
Change in fair value of warrant liability	—	—	—	(14)
Loss on early termination of operating lease	—	—	849	—
Restructuring costs(1)	1,692	—	6,016	—
Change in fair value of contingent consideration	1,134	—	2,285	—
Income tax provision	1,534	1,919	2,809	2,763
Acquisition and other transaction costs	30	735	273	735
Adjusted EBITDA	$11,566	$9,540	$31,765	$23,276
(1)    Includes restructuring charges within our Southern California and Eastern Pennsylvania branches as well as other cost savings initiatives throughout the company.